Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE November 5, 2012	Contact: Robert McGee 212-460-4111

CON EDISON REPORTS 2012 THIRD QUARTER EARNINGS

NEW YORK — Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported third quarter earnings of $440 million or $1.50 a share compared with $383 million or $1.31 a share in 2011. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $423 million or $1.44 a share compared with $390 million or $1.33 a share in 2011.

For the first nine months of 2012, net income for common stock was $931 million or $3.18 a share compared with $860 million or $2.94 a share in the first nine months of 2011. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $896 million or $3.06 a share in 2012 compared with $846 million or $2.89 a share in 2011.

“All of Con Edison’s resources are concentrated on restoring power to our customers. Hurricane Sandy’s impact on our energy systems has been massive, but we are gaining ground and have already made substantial progress returning power to New Yorkers. We will continue to work around the clock until everyone’s lights and heat are back on,” said the company’s Chairman, President and Chief Executive Officer, Kevin Burke.

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three and nine months ended September 30, 2012 and 2011.

	Three Months Ended				Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2012	2011	2012	2011	2012	2011	2012	2011
Reported earnings per share and net income for common stock– GAAP basis (basic)	$1.50	$1.31	$440	$383	$3.18	$2.94	$931	$860
Less: Net mark-to-market effects of competitive energy businesses	0.06	(0.02)	17	(7)	0.12	0.05	35	14

Ongoing operations	$1.44	$1.33	$423	$390	$3.06	$2.89	$896	$846

For the year 2012, the company reaffirms its previous forecast of earnings per share from ongoing operations in the range of $3.65 to $3.85 a share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the competitive energy businesses.

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CON EDISON REPORTS 2012 THIRD QUARTER EARNINGS	page 2

The results of operations for the three and nine months ended September 30, 2012, as compared with the 2011 periods, reflect changes in the rate plans of Con Edison’s utility subsidiaries and the effects of the milder winter weather on steam revenues. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses and depreciation. The results of operations include the operating results of the competitive energy businesses, including net mark-to-market effects.

Operations and maintenance expenses were higher in the 2012 periods due primarily to pension costs and the support and maintenance of company underground facilities to accommodate municipal projects. Depreciation was higher in the 2012 periods reflecting the impact of higher utility plant balances.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2012 period compared with the 2011 period, resulting from these and other major factors:

	Three Months Ended Variation 2012 vs. 2011		Nine Months Ended Variation 2012 vs. 2011
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)
Rate plans, primarily to recover increases in certain costs	$0.24	$71	$0.65	$192
Weather impact on steam revenues	—	—	(0.10)	(28)
Operations and maintenance expense	(0.11)	(31)	(0.33)	(98)
Depreciation	(0.03)	(10)	(0.09)	(27)
Other	0.02	6	0.02	6

Total CECONY	0.12	36	0.15	45

Orange and Rockland Utilities (O&R)	0.01	4	0.04	11

Competitive energy businesses (b)	0.08	21	0.06	19

Other, including parent company expenses	(0.02)	(4)	(0.01)	(4)

Total variation	$0.19	$57	$0.24	$71

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	For the three months ended September 30, the variations reflect after-tax net mark-to-market gains of $17 million or $0.06 a share in 2012 and after-tax net mark-to-market losses of $7 million or $0.02 in 2011. For the nine months ended September 30, the variations reflect after-tax net mark-to-market gains of $35 million or $0.12 a share in 2012 and after-tax net mark-to-market gains of $14 million or $0.05 a share in 2011.

The weighted average number of common shares was 293 million shares for the three months ended September 30, 2012 and 2011 and 293 million shares for the nine months ended September 30, 2012 and 2011.

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CON EDISON REPORTS 2012 THIRD QUARTER EARNINGS	page 3

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted primarily for variations in weather and billing days, for the three and nine months ended September 30, 2012, as compared with the 2011 period were as follows (expressed as a percentage of 2011 amounts):

	Third Quarter Variation 2012 vs. 2011		Nine Months Variation 2012 vs. 2011
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	1.4	2.0	(0.8)	0.5
Firm — Gas	(0.4)	(1.0)	(12.8)	0.6
Steam	1.5	1.9	(15.6)	(0.8)
O&R
Electric	(0.1)	2.7	(0.6)	1.8
Firm — Gas	23.5	(5.3)	(14.5)	0.6

Refer to the company’s Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2012 and December 31, 2011 and the consolidated income statements for the three and nine months ended September 30, 2012 and 2011. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Sales & Revenue Reports” under “Financial Reports”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $40 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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